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                                                            Exhibit (4)(b)(xxii)

                      GE LIFE AND ANNUITY ASSURANCE COMPANY
              GUARANTEED MINIMUM WITHDRAWAL BENEFIT FOR LIFE RIDER
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This rider is added to the Contract and is only available for Annuitant(s) [age
60 through age 85] at the time the Contract is issued. The Annuitant(s) must be the Owner(s). The rider provides for a guaranteed minimum withdrawal benefit for the life of the Annuitant as described below. In order to obtain the full benefit described in this rider, your annual withdrawals must be limited and you must allocate Contract Value to the prescribed Investment Strategy. This rider may not be terminated prior to the Annuity Commencement Date.

Definitions

Asset Allocation Model - The Asset Allocation Model shown on the Contract Data Pages.

Benefit Date - The date that will be the later of:

        (1)     the Contract Date; and
        (2)     the Valuation Day of the most recent reset of the Withdrawal
                Base.

Benefit Year - Each one year period following the Benefit Date and each anniversary of that date.

Death Benefit Reduction Percentage - The percentage shown on the Contract Data Pages.

Designated Subaccounts - The Designated Subaccounts shown on the Contract Data Pages.

Gross Withdrawal - An amount withdrawn from Contract Value including any surrender charge, any taxes withheld and any premium taxes.

Investment Strategy - The Asset Allocation Model and/or Designated Subaccounts required for this rider.

Rider Death Benefit - The death benefit payable under this rider. The Rider Death Benefit on the Contract Date is equal to the initial Purchase Payment.

Withdrawal Base - An amount used to establish the Withdrawal Limit. The Withdrawal Base on the Contract Date is equal to the initial Purchase Payment.

Withdrawal Factor - The percentage used to establish the Withdrawal Limit. The Withdrawal Factor is based on the age of the younger Annuitant on the earlier of the Valuation Day of the first withdrawal or the Valuation Day when the Contract Value is reduced to zero. Age will be determined as of the later of the Contract Date and the previous Contract anniversary. The percentages are shown on the Contract Data Pages.

Withdrawal Limit - The total amount that you may withdraw in a Benefit Year without reducing the benefits provided under this rider.

Withdrawal Factor Reduction Percentage - The percentage shown on the Contract Data Pages.

Form P5310 6/05                         1

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Investment Strategy

This benefit requires investment into an Investment Strategy in order to obtain the full benefit. Benefits may be reduced as described below if you do not invest in the Investment Strategy.

To obtain the full benefits provided under this rider, you must allocate all Contract Value to an Investment Strategy which will be provided to you. You must allocate your Contract Value among the following Investment Strategy options shown on the Contract Data Pages for this rider:

        .       the Designated Subaccounts; and/or
        .       the Asset Allocation Model.

You must allocate all Contract Value among the Investment Strategy options. If you use the Designated Subaccounts option, you must specify the percentage to invest in each Designated Subaccount. Under the Asset Allocation Model option, any percentage of Contract Value invested must first be divided into categories in accordance with the percentages shown on the Contract Data Pages. Within each category you must then specify the percentage to invest in each available Subaccount. Each amount allocated to a Subaccount must be at least 1% and not more than the total percentage allowed for each category.

On a monthly basis, we will rebalance Contract Value to the Subaccounts according to the percentages that you have chosen. Additionally, unless you instruct us otherwise, on any Valuation Day after any transaction involving a withdrawal, receipt of a Purchase Payment or a transfer of Contract Value, we will rebalance your Contract Value to the Subaccounts according to the percentages that you have chosen.

Beginning on the first Valuation Day after you choose not to follow the Investment Strategy, your Withdrawal Factor and Rider Death Benefit will be reduced as follows:

The Withdrawal Factor will be (a) minus (b), where:

        (a)     is the Withdrawal Factor; and
        (b) is the Withdrawal Factor multiplied by the Withdrawal Factor Reduction Percentage.

The Rider Death Benefit will be (a) minus (b), where:

        (a)     is the Rider Death Benefit; and
        (b) is the Rider Death Benefit multiplied by the Death Benefit Reduction Percentage.

We will not reduce your Withdrawal Factor or Rider Death Benefit if you are not following the Investment Strategy due to a portfolio liquidation or a portfolio dissolution and the assets are transferred from the liquidated or dissolved portfolio to another portfolio.

Guaranteed Minimum Withdrawal Benefit

If you:
        .       allocate all Contract Value to the Investment Strategy; and
        .       limit total Gross Withdrawals in a Benefit Year to an amount no greater than the Withdrawal Limit;

Form P5310 6/05                         2

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then you will be eligible to receive total Gross Withdrawals in each Benefit
Year equal to the Withdrawal Limit until the first death of an Annuitant.

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is less than or equal to the Withdrawal Limit, the Rider Death Benefit will be reduced by the same amount that the Gross Withdrawal reduces Contract Value.

The Withdrawal Limit is calculated on each Valuation Day. The Withdrawal Limit is (a) multiplied by (b), where:

        (a) is the greater of the Contract Value on the prior Contract anniversary and the Withdrawal Base; and
        (b)     is the Withdrawal Factor.

The Withdrawal Factor is based on the age of the younger Annuitant on the earlier of the Valuation Day of the first Gross Withdrawal or the Valuation Day when the Contract Value is reduced to zero. Age will be determined as of the later of the Contract Date and the previous Contract anniversary. The Withdrawal Factor percentages are shown on the Contract Data Pages.

Purchase Payments

Any Purchase Payment applied to your Contract will adjust your Withdrawal Base and Rider Death Benefit. In order to obtain the full benefit provided by this rider, you must allocate all assets to the prescribed Investment Strategy from the Contract Date. If you have allocated all assets to the Investment Strategy since the Benefit Date, any subsequent Purchase Payment will be added to the Withdrawal Base and the Rider Death Beneft. Otherwise, the Purchase Payment will be added to the Withdrawal Base, and the Rider Death Benefit will be increased by (a) minus (b), where:

        (a)     is the Purchase Payment; and
        (b) is the Purchase Payment multiplied by the Death Benefit Reduction Percentage.

We reserve the right to not adjust the Withdrawal Base and/or the Rider Death Benefit for any additional Purchase Payments.

Restoration or Reset of the Guaranteed Minimum Withdrawal Benefit

If your Withdrawal Factor and Rider Death Benefit have been reduced because you have not allocated all assets to the prescribed Investment Strategy, you will have a one-time opportunity to restore your Withdrawal Factor and Rider Death Benefit.

You may reset your Withdrawal Base to the current Contract Value on a Contract anniversary, at least [three] complete year[s] after your Benefit Date.

There are similarities as well as distinct differences between restoring your Withdrawal Factor and resetting your Withdrawal Base and Withdrawal Factor. The similarities and differences are:

Form P5310 6/05                         3

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
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                  Restore Provision                                         Reset Provision
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
May only be restored on a Contract anniversary, one     May only be reset on a Contract anniversary, at least
time during the life of this rider.                     [three] complete year[s] after your Benefit Date.
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You must allocate all assets to the Investment          You must allocate all assets to the Investment  Strategy
Strategy in effect as of the last Benefit  Date prior   offered as of the date of the reset.
to the  reduction in benefits.
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Your rider charge assessed will remain the same as      Your rider charge may increase, not to exceed an annualized
the charge that was in effect as of your last Benefit   rate of [2.00%], calculated on a daily basis.
Date prior to the reduction in benefits.
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Your Withdrawal Base will be the lesser of the          Your Withdrawal Base will be reset to equal your Contract
current Contract Value and your prior Withdrawal Base.  Value as of the date of your reset.
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The Withdrawal Factor will be restored to 100% of       The Withdrawal Factor will be reset to 100% of the original
the original age Withdrawal Factor.                     age Withdrawal Factor.
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The Rider Death Benefit will be the lesser of           The Rider Death Benefit will be the lesser of Contract
Contract Value and total Purchase Payments less         Value and total Purchase Payments less Gross Withdrawals.
Gross Withdrawals.
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

For either a restoration of your Withdrawal Factor, or a reset of a new Withdrawal Base, we must receive notice of your election in a form acceptable to us at least 15 days prior to your next rider anniversary. You may restore your Withdrawal Factor and Rider Death Benefit only once during the life of your Contract.

You may not use the restore or reset provision if any Annuitant is age [85] or older on the Contract anniversary prior to receipt of that request. We reserve the right to limit the next available restoration date to a Contract anniversary on or after [three] complete year[s] from the Benefit Date.

Withdrawals

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Withdrawal Base and Rider Death Benefit are reduced. The new Withdrawal Base equals the lesser of (a) and (b), where:

        (a) is the Contract Value on the Valuation Day after the Gross Withdrawal; and
        (b)     is the prior Withdrawal Base minus the Gross Withdrawal.

The new Rider Death Benefit equals the lesser of (a) and (b), where:

        (a) is the Contract Value on the Valuation Day after the Gross Withdrawal; and
        (b)     is the prior Rider Death Benefit minus the Gross Withdrawal.

Your Withdrawal Base can never exceed the maximum Withdrawal Base shown on your Contract Data Pages. This maximum amount applies to all contracts that you own with us and our affiliated companies.

If the total Gross Withdrawals in a Benefit Year are less than or equal to the Withdrawal Limit, we will waive any surrender charge on the Gross Withdrawals.

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Required Minimum Distributions

The Withdrawal Limit will be increased for any Benefit Year to the extent necessary to meet any minimum distribution requirements under federal tax law. This increase applies only to the required minimum distribution based on the value of the Contract.

Reduction in Contract Value

Your Contract Value after taking a withdrawal may be less than the amount required to keep your Contract in effect. In this event, your Contract, this rider and any other riders and endorsements will terminate and the following will occur:

        . If the Withdrawal Limit is less than $100, we will pay you the greatest of the Rider Death Benefit, Contract Value and the present value of the Withdrawal Limit in a lump sum calculated using the Annuity 2000 Mortality Table and an interest rate of 3%.

        . If the Withdrawal Limit is greater than $100, we will issue you a supplemental contract. We will continue to pay you the Withdrawal Limit until the first death of an Annuitant. We will make payments monthly unless agreed otherwise. If the monthly amount is less than $100, we will reduce the frequency so that the payment will be at least $100.

Death Provisions

At the death of any Annuitant, a Death Benefit will be payable under this Contract. The Death Benefit payable is the greatest of (a), (b) and (c), where:

        (a)     is the Death Benefit as calculated under the base Contract;
        (b)     is the Rider Death Benefit; and
        (c)     is any amount payable by any other optional death benefit rider.

The Death Benefit payable will be paid according to the distribution rules under the Contract.

Upon the death of any Annuitant, the benefits and charges under the rider will cease on the Valuation Day we receive due proof of death and all required forms at our [Home Office]. The Death Benefit payable under the Contract will be reduced by the sum of any payments, less charges, made after the death of an Annuitant. We may recover from you or your estate any payments made after the death of an Annuitant. All other Death Provisions under the Contract and in any optional death benefit riders, including distribution rules, apply.

Spousal Continuation

If the Designated Beneficiary is a surviving spouse whose age is at least [60] and not more than [85] and who elects to continue the Contract as the new Owner, this rider will continue. As of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our [Home Office], the Withdrawal Base for the new Owner will be the Death Benefit.

The new Withdrawal Factor for the new Owner will be based on the age of that Owner on the date of the first Gross Withdrawal for that Owner.

If the surviving spouse cannot continue the rider, the rider and the rider charge will terminate on the next Contract anniversary.

Form P5310 6/05                         5

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Rider Charge

There will be a daily asset charge made for this rider. This charge is added to the Contract's daily asset charge and applied against all amounts allocated to the Subaccounts. This charge is shown on the Contract Data Pages. The charge for this rider will be reset if you choose to reset your Withdrawal Base and Rider Death Benefit. The new charge will never exceed an effective annual rate of [2.00%]. On the Annuity Commencement Date, the charge for this rider terminates.

When this Rider is Effective

The rider becomes effective on the Contract Date. It will remain in effect while this Contract is in force and before the Annuity Commencement Date. This rider may not be terminated prior to the Annuity Commencement Date. On the Annuity Commencement Date, this rider will terminate.

Change of Ownership

We must approve any assignment or sale of this Contract unless under a court ordered assignment.

If you marry after issue, you may add your spouse as a Joint Owner and Joint Annuitant or as a Joint Annuitant only, subject to our approval.

For GE Life and Annuity Assurance Company,

                                               /s/ Pamela S. Schutz
                                               Pamela S. Schutz
                                                  President

Form P5310 6/05                         6